Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 02/21/2020 11:50 AM
Original ID: 2010-000588847
Amendment ID: 2020-002764990

Profit Corporation
Articles of Amendment

1. Corporation name:

Mission Mining Company

2. Article number(s) Article 7 is amended as follows:

**Article number(s) is not your filing ID number. Example: 2000-000123456*

Series F Preferred Shares:

The number of authorized shares of Series F Preferred Stock is hereby raised to one hundred ten (110) shares par value $.0001.

See attached for additional information.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 12/23/2019

(Date – mm/dd/yyyy)

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature]

(May be executed by Chairman of Board, President or another of its officers.)

Date: 02/03/2020 *(mm/dd/yyyy)*

Print Name: Benjamin Berry

Title: Custodian / President

Contact Person: Benjamin Berry

Daytime Phone Number: 312-481-6850

Email: info@synergymgtgroup.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☐ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ Please submit one **originally signed** document.
- ☐ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☐ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

Mission Mining Company, a Wyoming corporation

Certificate of Amendment

Dated: December 23, 2019

Pursuant to the Wyoming Business Corporation Act (the "Act"), the Articles of Incorporation of US Wireless Online, Inc. (the "Corporation"), are amended as follows:

The undersigned President and Secretary of the Corporation, does hereby certify:

WHEREAS, On December 23 at 12pm, at a special meeting of the Board of Directors, the Board of Directors of the Company, unanimously consented to the following resolutions;

WHEREAS, that the following amendments to the Articles of Incorporation were duly adopted.

NOW, THEREFORE:

RESOLVED, that Article 7 shall be amended to increase the authorized number of preferred F shares of the Corporation.

RESOLVED, that Article 7 shall be further amended to authorize that the Series F Preferred Stock of the Corporation be amended as follows:

"One hundred ten (110) shares of Series F Preferred Shares, par value $0.0001 per share, are authorized pursuant to this Article VII of the corporation's Amended and Restated Articles of Incorporation, (the "Series F Preferred Shares").

RESOLVED, that all other voting rights, conversion rights, and dividends shall remain in in effect as designated in the amended and Restated Articles of Incorporation:

Dated: December 23, 2019

Mission Mining Company

By: Benjamin Berry
Its: President

By: Benjamin Berry
Its: Secretary